                                                                    EXHIBIT 99.3

                  METALLURG, INC. AND CONSOLIDATED SUBSIDIARIES
            PRO FORMA CONDENSED STATEMENT OF CONSOLIDATED OPERATIONS
                          YEAR ENDED DECEMBER 31, 2002
                                   (UNAUDITED)
                                 (In thousands)

                                                                      Pro Forma
                                                       Historical   Adjustments (a)   Pro Forma
                                                       ----------   ---------------   ---------
Total revenue ......................................    $319,518     $(41,737)(b)     $277,781
                                                        --------     --------         --------
Operating costs and expenses:
   Cost of sales ...................................     290,581      (35,866)(c)      254,715
   Selling, general and administrative expenses ....      33,025       (2,552)          30,473
   Environmental expense recovery ..................      (3,000)          --           (3,000)
   Restructuring charges, net ......................       3,510           --            3,510
                                                        --------     --------         --------
   Total operating costs and expenses ..............     324,116      (38,418)         285,698
                                                        --------     --------         --------
   Operating loss ..................................      (4,598)      (3,319)          (7,917)

Other income (expense):
   Other income, net ...............................         228         (154)              74
   Interest expense, net ...........................     (13,509)         136          (13,373)
                                                        --------     --------         --------
   Loss before income tax provision and minority
      interest .....................................     (17,879)      (3,337)         (21,216)
Income tax provision ...............................       1,832         (997)             835
                                                        --------     --------         --------
   Loss before minority interest ...................     (19,711)      (2,340)         (22,051)
Minority interest ..................................        (103)          19              (84)
                                                        --------     --------         --------
   Net loss ........................................    $(19,814)    $ (2,321)        $(22,135)
                                                        ========     ========         ========

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(a) Reflects the activity of MeSA.

(b) Reflects the following:

Total revenue of MeSA.......................................................................   $(43,119)
Adjustment of intergroup activity between MeSA and the companies retained by Metallurg......      1,382
                                                                                               --------
                                                                                               $(41,737)
                                                                                               ========

(c) Reflects the following:

Total cost of sales of MeSA.................................................................   $(37,248)
Adjustment of intergroup activity between MeSA and the companies retained by Metallurg......      1,382
                                                                                               --------
                                                                                               $(35,866)
                                                                                               ========